Issuer Free Writing Prospectus Filed Pursuant To Rule 433 Registration Statement No. 333-130137 January 13, 2006

PUBLIC STORAGE, INC.

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A SHARE OF

6.95% CUMULATIVE PREFERRED STOCK, SERIES H

Final Term Sheet

Issuer: Public Storage, Inc. (PSA)

Security: Depositary Shares Each Representing 1/1000 Of A Share Of 6.95% Cumulative Preferred Stock, Series H

Size: 4,000,000 shares

Over-allotment Option: 600,000 shares at $25.00 per share

Type of Security: SEC Registered—Registration Statement No. (333-130137)

Public Offering Price: $25.00 per share; $100 million total (not including over-allotment option)

Underwriting Discounts and Commissions: $.7875 per share

Proceeds to the Company, before expenses: $96,850,000 total

Estimated Company Expenses: $200,000, other than underwriting discounts and commissions

Bookrunners:	Morgan Stanley & Co. Incorporated , Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC

Co-managers:	Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Wells Fargo Securities, LLC.

Underwriting:

Number of Firm Shares
Morgan Stanley & Co. Incorporated	1,028,334
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,028,333
Wachovia Capital Markets, LLC	1,028,333
Credit Suisse First Boston LLC	80,000
Deutsche Bank Securities Inc.	80,000
Goldman Sachs & Co.	80,000
Wells Fargo Securities, LLC	80,000
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	40,000
Bear, Stearns & Co. Inc.	40,000
H&R Block Financial Advisors, Inc.	40,000
HSBC Securities (USA) Inc.	40,000
KeyBanc Capital Markets, a Division of McDonald Investments	40,000
Oppenheimer & Co. Inc.	40,000
Piper Jaffray & Co.	40,000
RBC Dain Rauscher Inc.	40,000
Charles Schwab & Co., Inc.	40,000
TD Waterhouse Investor Services, Inc.	40,000
Robert W. Baird & Co. Incorporated	13,000
William Blair & Company L.L.C.	13,000
D.A. Davidson & Co.	13,000
JJB Hilliard, WL Lyons, Inc.	13,000

Janney Montgomery Scott LLC	13,000
McGinn, Smith & Co. Inc.	13,000
Mesirow Financial, Inc.	13,000
Morgan Keegan & Company, Inc.	13,000
Pershing LLC	13,000
Raymond James & Associates, Inc.	13,000
Ryan Beck & Co.	13,000
Southwest Securities, Inc.	13,000
Stifel, Nicolaus & Company, Incorporated	13,000
SunTrust Capital Markets, Inc.	13,000
B.C. Ziegler and Company	13,000

Total	4,000,000

Dividend Rights: 6.95% of the liquidation preference per annum; Distributions begin on March 31, 2006

Redemption: The shares may not redeemed until on or after January 19, 2011

Settlement Date: January 19, 2006(T+3)

Delivery Date: January 19, 2006(T+3)

Selling Concession: $.50/share

Reallowance to other dealers: $.45/share

CUSIP Number: 74460D 32 3

ISIN Number: US74460D3237

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors).

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